Exhibit 2.10

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2016, is entered into by and between SpringCastle Holdings, LLC, a Delaware limited liability company (“SpringCastle Holdings”), Springleaf Acquisition Corporation, a Delaware corporation (“Springleaf Acquisition,” and together with SpringCastle Holdings, each a “Seller” and together “Sellers”), Springleaf Finance, Inc. (“SFI”), each party set forth on the signature pages hereto as a Buyer (each a “Buyer” and together “Buyers”) and each party set forth on the signature pages hereto as an Other Member (each an “Other Member” and together “Other Members”). Each of the Other Members is a party hereto solely for the purposes of Section 11(a) and Section 11(g). Each of Buyers, Sellers, SFI and, solely with respect to Section 11(a) and Section 11(g), the Other Members is referred to herein as a “Party” and collectively as the “Parties”. BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P. are referred to herein as the “Blackstone Buyers,” and NRZ Consumer LLC, NRZ SC America LLC, NRZ SC Credit Limited, NRZ SC Finance I LLC, NRZ SC Finance II LLC, NRZ SC Finance III LLC, NRZ SC Finance IV LLC, NRZ SC Finance V LLC are referred to herein as the “NRZ Buyers”.
RECITALS
WHEREAS, SpringCastle Holdings is the Managing Member of (i) SpringCastle America, LLC, a Delaware limited liability company (“SpringCastle America”), pursuant to that certain Amended and Restated Limited Liability Company Agreement of SpringCastle America dated April 1, 2013 (as amended, the “SpringCastle America LLC Agreement”), (ii) SpringCastle Credit, LLC, a Delaware limited liability company (“SpringCastle Credit”), pursuant to that certain Amended and Restated Limited Liability Company Agreement of SpringCastle Credit dated April 1, 2013 (as amended, the “SpringCastle Credit LLC Agreement”), and (iii) SpringCastle Finance, LLC, a Delaware limited liability company (“SpringCastle Finance”), pursuant to that certain Amended and Restated Limited Liability Company Agreement of SpringCastle Finance dated April 1, 2013 (as amended, the “SpringCastle Finance LLC Agreement”);
WHEREAS, Springleaf Acquisition is the Managing Member of SpringCastle Acquisition LLC, a Delaware limited liability company (“SpringCastle Acquisition”) and together with SpringCastle America, SpringCastle Credit and SpringCastle Finance, the “SpringCastle Companies”), pursuant to that certain Amended and Restated Limited Liability Company Agreement of SpringCastle Acquisition dated April 1, 2013 (the “SpringCastle Acquisition LLC Agreement,” and together with the SpringCastle America LLC Agreement, the SpringCastle Credit LLC Agreement and the SpringCastle Finance LLC Agreement, the “LLC Agreements”); and
WHEREAS, each Seller desires to transfer and assign to Buyers all of its right, title and interest in and to the SpringCastle Companies, as more specifically set forth in Section 2(a) below.
NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the applicable LLC Agreement as in effect immediately prior to the Closing Date.
Section 2.    Sale and Purchase.
(a)    On the terms and subject to the conditions of this Agreement, each Seller shall sell, assign and transfer to Buyers, and each Buyer agrees to purchase from each Seller, all of such Seller’s right, title and interest in the Interests of the SpringCastle Companies (the “Transferred Interests”), free and clear of any Encumbrance (as defined in Section 6(a) below), including all of such Seller’s right, title and interest in, to and under the LLC Agreements including all sums of money distributable thereunder after the Closing Date in respect of the Transferred Interests (except as provided in Section 11(g) below), for the aggregate purchase price of $111,625,000 (the “Aggregate Purchase Price”), in each case as more specifically set forth below:

SpringCastle Acquisition	Buyer	Purchase Price	Escrow Amount
23.5% Membership Percentage	NRZ Consumer LLC	-	-
23.4312625% Membership Percentage	BTO Willow Holdings II, L.P.	-	-
0.0687375% Membership Percentage	Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.	-	-
SpringCastle America	Buyer	Purchase Price	Escrow Amount
23.5% Membership Percentage	NRZ America LLC	$57,729.46	$5,772.95
23.4312625% Membership Percentage	BTO Willow Holdings II, L.P.	$57,560.60	$5,756.06
0.0687375% Membership Percentage	Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.	$168.86	$16.89
SpringCastle Credit	Buyer	Purchase Price	Escrow Amount
23.5% Membership Percentage	NRZ SC Credit Limited	$22,122,283.09	$2,212,228.31
23.4312625% Membership Percentage	BTO Willow Holdings II, L.P.	$22,057,575.41	$2,205,757.54

0.0687375% Membership Percentage	Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.	$64,707.68	$6,470.77
SpringCastle Finance	Buyer	Purchase Price	Escrow Amount
4.7% Membership Percentage	NRZ SC Finance I LLC	$6,726,497.49	$672,649.75
4.7% Membership Percentage	NRZ SC Finance II LLC	$6,726,497.49	$672,649.75
4.7% Membership Percentage	NRZ SC Finance III LLC	$6,726,497.49	$672,649.75
4.7% Membership Percentage	NRZ SC Finance IV LLC	$6,726,497.49	$672,649.75
4.7% Membership Percentage	NRZ SC Finance V LLC	$6,726,497.49	$672,649.75
23.4312625% Membership Percentage	BTO Willow Holdings II, L.P.	$33,534,112.42	$3,353,411.24
0.0687375% Membership Percentage	Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.	$98,375.03	$9,837.50

(b)    Each Buyer hereby acknowledges that except as expressly set forth in Section 2(a), Section 5 and Section 6 below, the sale, transfer and assignment made pursuant to Section 2(a) is made “AS IS, WHERE IS, WITH ALL FAULTS (IF ANY),” and without any representation or warranty, express, implied or statutory by, and without any recourse against, Sellers.
Section 3.    Closing. The closing of the sale and purchase of the Transferred Interests (the “Closing”) shall take place on the date hereof, at which time each of the closing conditions set forth in Section 4 shall have been satisfied (the “Closing Date”). At the Closing, (a) each Seller shall execute and deliver the applicable membership interest power in the form attached hereto as Exhibit A in order to effect the assignment and assumption of the Transferred Interests of such Seller to the applicable Buyer with respect to each SpringCastle Company, and (b) each Buyer shall deliver by wire transfer of immediately available funds an amount equal to the difference between (i) the applicable Purchase Price set forth opposite such Buyer’s name in Section 2(a) and (ii) the applicable Escrow Amount set forth opposite such Buyer’s name in Section 2(a) to the account(s) designated in Schedule A hereto. Not later than 120 days following the Closing Date (the “Escrow Deadline Date”), each Buyer shall deliver the full Escrow Amount set forth opposite such Buyer’s name in Section 2(a), by wire transfer of immediately available funds to the account designated by the Escrow Agent (as defined below). Following the Closing Date and no later than the Escrow Deadline Date, the Parties will execute and deliver the Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) among Sellers,

Buyers and U.S. Bank National Association, as escrow agent (the “Escrow Agent”), subject to Escrow Agent’s mutual agreement on the terms of the Escrow Agreement.
Section 4.    Closing Conditions. The obligations of Sellers and Buyers to sell and to purchase the Transferred Interests are subject to each of the following: (a) the execution and delivery of the Consent Agreement by the Sellers, SFI, Buyers and the Other Members (the “Consent Agreement”); (b) the execution and delivery of the side letter by SFI, the NRZ Buyers, the Sellers and the SpringCastle Companies (the “Side Letter”); and (c) the execution and delivery of the Servicing Agreement in the form attached hereto as Exhibit C (the “2016 Servicing Agreement”) by the parties thereto. The Consent Agreement, the Side Letter and the Purchase Agreement are referred to herein as the “Transaction Documents.” The Escrow Amounts, together with income earned thereon as provided in the Escrow Agreement (net of any applicable fees and taxes thereon as provided in the Escrow Agreement) (the “Escrowed Funds”) shall be held by the Escrow Agent pursuant to the Escrow Agreement as a non-exclusive source of funds for amounts owing to Buyer Indemnified Parties pursuant to Section 10, in the sole discretion of Buyer Indemnified Parties; provided, that the Escrowed Funds shall be subject to reduction and release to Sellers under Section 10(d).
Section 5.    Representations and Warranties of Each Party. As a material inducement to the Parties’ execution and delivery of this Agreement, each Party represents and warrants to the other Party that, as of the Closing Date:
(a)    It is a limited liability company, partnership, corporation or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.
(b)    Its execution and delivery of this Agreement, the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, partnership, limited liability company or other action on its part. This Agreement has been duly executed and delivered by such Party and is legal, valid, binding and enforceable upon and against such Party.
(c)    Its execution and delivery of, and its performance and compliance with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) its certificate of formation, certificate of limited partnership, limited partnership agreement, limited liability company agreement or other applicable organizational agreements or governing instruments, (ii) any judgment, order, injunction, decree, regulation or ruling of any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) (“Governmental Entity”) to which it is subject or by which any of its assets are bound, or (iii) any agreement or contract to which such Party is a party or to which it or its property is subject.
(d)    No authorization, consent, order, approval or license from, filing with, or other act by any Governmental Entity or other Person is or will be necessary to permit the valid execution and delivery by it of this Agreement or the performance by it of the obligations to be performed by it under this Agreement, or if any such authorizations, consents, orders, approvals or licenses are required, they have been obtained as of the Closing Date. Buyers acknowledge that Sellers have relied on the representation of each Buyer in the Side Letter in connection with its representation under this Section 5(d).
Section 6.    Representations and Warranties of Sellers. As a material inducement to each Buyer’s execution and delivery of this Agreement, each Seller represents and warrants to Buyers that, as of the Closing Date:
(a)    SpringCastle Holdings is the sole record and beneficial owner of the Transferred Interests with respect to SpringCastle America, SpringCastle Credit and SpringCastle Finance, and has good and valid title to such Transferred Interests, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind (collectively, “Encumbrances”), except any Encumbrance provided for in (i) the applicable LLC Agreement and (ii) the 2015 Consent (as defined in the Consent Agreement).
(b)    Springleaf Acquisition is the sole record and beneficial owner of the Transferred Interests with respect to SpringCastle Acquisition, and has good and valid title to such Transferred Interests, free and clear of any Encumbrances, except any Encumbrance provided for in the SpringCastle Acquisition LLC Agreement.
(c)    As of the Closing Date, such Seller has neither delivered nor received notice of any call for the contribution of additional capital to any SpringCastle Company by such Seller or any other Member that is outstanding. As of the Closing Date, (i) such Seller is not in default under or in breach of any provision of any LLC Agreement in any material respect, (ii) neither such Seller nor SFI is in default under or in breach of any other agreement to which it is a party in any material respect, (iii) no Affiliate of such Seller is in default under or in breach of any agreement to which it is a party to the extent such default or breach could reasonably be expected to adversely impact the SpringCastle Companies in any material respect; (iv) to the knowledge of such Seller, no SpringCastle Company is in default under or in breach of any provision of any agreement to which it is a party in any material respect and (v) such Seller has not received notice of any default or breach contemplated by clauses (i) through (iv). “Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; provided, that for purposes of this Agreement, New Residential Investment Corp. and its subsidiaries shall not be deemed to be Affiliates of Seller or SFI. “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of capital stock, by contract or otherwise.
(d)    Other than as disclosed in Schedule 6(d), (i) there is no pending Proceeding or Buy-Back Request or, to the knowledge of Sellers, threatened Proceeding or Buy-Back Request, against (A) any SpringCastle Company, Seller or SFI or (B) any Affiliate of any Seller to the extent such Proceeding or Buy-Back Request could reasonably be expected to adversely impact the SpringCastle Companies in any material respect, and (ii) no order, judgment or decree of any Governmental Entity has been issued in any Proceeding to which any Seller or any SpringCastle Company is or was a party or to which any of its assets are subject that enjoins or requires any Seller or any SpringCastle Company to take action of any kind with respect to its businesses, assets or properties. “Proceeding” means any suit, action or proceeding (in each case, whether civil or criminal) commenced, brought, conducted or heard by or before any Governmental Entity. “Buy-Back Request” means any notice by the Indenture Trustee or any Company SPV of a breach of representation or warranty of a SpringCastle Company delivered pursuant to Section 6.01 of any Loan Purchase Agreement.
(e)    Since December 31, 2015, there has not been any event, change, occurrence or circumstance that has had a material adverse effect on the condition, assets or operations of any SpringCastle Company. As of the date hereof, there is no event, change, or occurrence currently pending of which Sellers are aware, nor any current circumstance or state of facts of which Sellers are aware, that would reasonably be expected to have a material adverse effect on the condition, assets or operations of any SpringCastle Company. For purposes of the preceding sentence, “material adverse effect” shall not include effects to the extent they result from (i) changes in national or international financial, securities or currency markets, changes in generally prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the consumer loan industry in which the Companies operate, changes in commodity prices, or effects of weather or acts of God, (ii) changes in law or in any interpretation of any law, or changes in regulatory conditions in the jurisdictions in which any SpringCastle Company operates, or (iii) changes in generally accepted accounting principles or any interpretation thereof, in each case to the extent such matters do not disproportionately impact the Companies as compared to other companies operating in the same industry.
(f)    Schedule B sets forth the aggregate percentage interest of each Member in each SpringCastle Company immediately prior to and immediately after giving effect to the transfer of the Transferred Interests in accordance with Section 2(a) at the Closing.
(g)    Sellers have furnished to Buyers complete and accurate copies of the documents listed in Schedule C hereto. Schedule C sets forth a description of (i) all material agreements to which the SpringCastle Companies are a party and (ii) such Seller is not aware of any other agreement or arrangement between or among any Members of the SpringCastle Companies (or any Affiliates of the Members) concerning the rights or obligations of such Members under the applicable LLC Agreement.
(h)    Such Seller has evaluated the merits and risks of selling the Transferred Interests on the terms set forth in this Agreement, and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of such sale, is aware of and has considered the financial risks and financial hazards of selling the Transferred Interests on the terms set forth in this Agreement and is willing to forgo through such sale the potential for future economic gain that might be realized from the Transferred Interests. Such Seller has had access to such information regarding the business and finances of the SpringCastle Companies and such other matters with respect to the SpringCastle Companies as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Transferred Interests.

(i)    No Buyer shall be liable to any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller or its Affiliates.
Section 7.    Representations and Warranties of Buyers. As a material inducement to Sellers’ execution and delivery of this Agreement, each Buyer represents and warrants, covenants and agrees to Sellers that, as of the Closing Date:
(a)    Such Buyer has reviewed the representations and warranties set forth in Section 3.8 of each LLC Agreement and all such representations and warranties, as they relate to such Buyer in connection herewith, are true and correct in all respects.
(b)    Such Buyer has conducted its own independent evaluation, without reliance on Sellers, but in reliance on certain documentation provided by Sellers and listed in Schedule C, of an investment in the SpringCastle Companies and evaluated the merits and risks of purchasing the Transferred Interests on the terms set forth in this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Transferred Interests on the terms set forth in this Agreement and is able to bear the economic risks of purchasing the Transferred Interests, including the possibility of complete loss with respect thereto. Such Buyer has had access to such information regarding the business and finances of the SpringCastle Companies and such other matters with respect to the SpringCastle Companies that a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Transferred Interests. Other than as set forth in this Agreement (including the exhibits and schedules hereto), such Buyer is not relying on statements of Sellers in making this purchase.
(c)    Such Buyer acknowledges receipt from Sellers of the documents listed in Schedule C.
(d)    No Seller shall be liable to any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Buyer or its Affiliates.
Section 8.    Indemnification by Sellers. Each Seller shall, and hereby does, indemnify, defend and hold harmless each Buyer and, if applicable, its respective members, partners, shareholders, officers, directors, employees and representatives (the “Buyer Indemnified Parties”) for any Losses (as defined below) imposed upon or incurred by the Buyer Indemnified Parties (whether directly or indirectly) that results from or arises out of a breach by such Seller of any of its obligations, representations or warranties set forth in the Transaction Documents (including any exhibits thereto). “Loss” or “Losses” means any and all actual losses, liabilities, damages, taxes, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees) suffered or incurred (but excluding (i) any consequential, remote or speculative damages which are not the reasonably foreseeable result of the applicable breach or inaccuracy giving rise to such damages, (ii) any punitive or exemplary damages, and (iii) any damages for lost profits; provided, that the foregoing exclusions shall not include damages payable to a third party). No Seller shall be required to indemnify any Buyer Indemnified Party, and shall not have any liability under this Section 8, in excess of the Purchase Price payable to such Seller.
Section 9.    Indemnification by Buyer. Each Buyer shall, and hereby does, indemnify, defend and hold harmless each Seller and, if applicable, its respective members, partners, shareholders, officers, directors, employees and representatives (the “Seller Indemnified Parties”) for any Losses imposed upon or incurred by the Seller Indemnified Parties (whether directly or indirectly) that results from or arises out of a breach by such Buyer of any of its obligations, representations or warranties set forth in the Transaction Documents (including the exhibits thereto).
Section 10.    Indemnification Procedures; Escrow Funds and Escrow Release Amounts.
(a)    Third Party Claims. If a third party commences any action or makes any demand against a Seller Indemnified Party, a Buyer Indemnified Party, or a SFI Indemnified Party (as defined below in Section 11(a)) for which such party (“Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party will promptly notify the other party (“Indemnifying Party”) in writing of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action. The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the Party that has assumed the defense of such action shall provide the other Party with copies of all notices, pleadings, and other papers filed or served in such action. Neither Party shall make any settlement or adjustment without the other Party’s prior written consent, which consent (i) in the case of the Indemnifying Party will not be unreasonably withheld in the event the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (ii) in the case of the Indemnified Party will not be unreasonably withheld; provided that such consent may be withheld if the settlement or adjustment involves performance or admission by the Indemnified Party.
(b)    Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under Section 8, Section 9 or Section 11 that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of, involving or otherwise in respect of such claim) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 14 days following its receipt of such notice that the Indemnifying

Party disputes its liability to the Indemnified Party under Section 8 or Section 9, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.
(c)    Survival. The representations and warranties contained in the Transaction Documents shall survive the Closing for a period of two (2) years or, in the case of the Fundamental Representations, twenty (20) years, after which time such representations and warranties shall terminate and the parties shall have no rights or remedies thereafter with respect to the any breach of such representations or warranties. “Fundamental Representations” means the representations and warranties set forth in Section 5(a)-(d), Section 6(a), Section 6(b), Section 6(i) and Section 7(d). Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties and survives termination of this Agreement, and it is not necessary for an Indemnified Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.
(d)    Escrow Funds and Escrow Release Amounts.
(i)    Buyers shall have the right to notify the Escrow Agent of any claim for indemnification made by any Buyer Indemnified Party pursuant to this Section 10. Promptly following the final determination in accordance with this Section 10 of any claim for indemnification made by any Buyer Indemnified Party pursuant to this Section 10, upon request by Buyers, each Seller shall execute and deliver a certificate requesting the Escrow Agent to deliver by wire transfer to an account designated by Buyers immediately available funds from the Escrow Funds in the amount of such claim as finally determined (not to exceed the Escrowed Funds). The right to receive such distributions from the Escrowed Funds shall not be the sole, first or exclusive source for indemnification of the Buyer Indemnified Parties under this Section 10 and shall be in addition to any other remedies available hereunder or under applicable law, and Buyer Indemnified Parties shall not be required to make claims for indemnification against any Escrowed Funds.
(ii)    On the date that is fifteen (15) days following the end of the period commencing on the Closing Date and ending on the five year anniversary of the Closing Date (the “Applicable Period”) (or, if such date is not a business day, the first business day following such date) (the “Escrow Release Date”), Buyers and Sellers shall execute and deliver a certificate requesting the Escrow Agent to deliver the Escrow Release Amount (as defined in Section 10(f) below) payable to Sellers and/or Buyers, as applicable, from the Escrowed Funds then held by the Escrow Agent by wire transfer to one or more accounts designated by Sellers and/or Buyers, as applicable; provided, however, that if prior to the Escrow Release Date, Buyers notify Sellers and the Escrow Agent in writing that all or a portion of the Escrowed Funds is subject to claims for indemnification under this Agreement that have not been finally determined (the “Outstanding Claims”), the amount delivered to Sellers upon the Escrow Release Date shall be equal to an amount, not less than zero nor greater than the Escrowed Funds, equal to (A) the Escrow Release Amount payable to Sellers minus (B) the sum of all amounts subject to the Outstanding Claims at such time. If at any time after any Escrow Release Date (x) the amount of the Escrowed Funds then held by the Escrow Agent exceeds the sum of all amounts subject to the Outstanding Claims at such time (the “Excess Amount”), then Sellers and Buyers shall execute and deliver a certificate requesting the Escrow Agent to deliver the Excess Amount at such time to Sellers by wire transfer to one or more accounts designated by Sellers.
(iii)    On the date that no Outstanding Claims remain, but not prior to the Escrow Release Date, after giving effect to all payments required to be made pursuant to Section 10(d)(ii) above, if any Escrowed Funds remain, then Sellers and Buyers shall execute and deliver a certificate requesting the Escrow Agent to deliver the Escrowed Funds by wire transfer to one or more accounts designated by Buyers.
(e)    Aggregate Gross Cash Flow Calculation. Promptly following the end of the Applicable Period but in any event no later than the Escrow Release Date, Buyers shall deliver a copy of their calculation of the Aggregate Gross Cash Flow (as defined in Section 10(f) below) and supporting documentation to Sellers. If Sellers dispute the calculation of the Aggregate Gross Cash Flow, Buyers shall make available to Sellers and their representatives, upon reasonable advance notice and during normal business hours, all books, records, financial statements, work papers and schedules related to the SpringCastle Companies and Company Related Entities as may be necessary to verify the calculations. Any dispute regarding the calculation of the Aggregate Gross Cash Flow shall be resolved in the following manner:

(i)
Sellers, within 21 days after receipt of the calculation of the Aggregate Gross Cash Flow, shall notify Buyers in writing of any such dispute, which notice shall specify in reasonable detail the nature of the dispute;

(ii)
During the 10-day period following Buyers’ receipt of such notice, Sellers and Buyers shall attempt to resolve such dispute and to determine the appropriate calculation of the Aggregate Gross Cash Flow, as applicable; and

(iii)
If at the end of the 10-day period specified in clause (ii) above, Sellers and Buyers shall have failed to reach a written agreement with respect to such dispute or Sellers have not withdrawn their objection, the matter shall be referred to KPMG LLP (the “Independent Accounting Firm”); provided that, if such firm is unable or unwilling to act, the Independent Accounting Firm shall be any other independent public accounting firm as is designated in writing by Sellers and Buyers. The Independent Accounting Firm shall act as an expert, not as an arbitrator, and shall be directed by Sellers and Buyers to resolve such dispute (based solely on the presentations by Sellers and Buyers) as promptly as reasonably practicable and to deliver a written report to each Seller and each Buyer setting forth its resolution of such dispute. The calculations of the Aggregate Gross Cash Flow as agreed to by Buyers and Sellers or determined by the Independent Accounting Firm, shall be final and binding on Buyers and Sellers. Each of the parties to any dispute shall bear its costs and expenses incurred in connection with such dispute, except that the fees and expenses of the Independent Accounting Firm shall be borne either by Buyers, on the one hand, or by Sellers, on the other hand, based on which Party’s estimate of the Aggregate Gross Cash Flow was farthest from that determined by the Independent Accounting Firm. Within five (5) days after the final determination of the Aggregate Gross Cash Flow, if an Escrow Release Amount is to be distributed to Buyers and/or Sellers, Buyers and Sellers shall direct Escrow Agent to release such Escrow Funds, in the manner specified in Section 10(d)(ii).
(f)    Definitions.

(i)	“Aggregate Escrow Amount” means $11,162,500.

(ii)
“Aggregate Gross Cash Flow” means with respect to the Applicable Period and the loans held by each SpringCastle Company and its Company Related Entities as of the date hereof, (A) the sum of all principal payments (including recoveries but net of draws on revolving loans) made on such loans, plus (B) the sum of all interest payments made on such loans. Aggregate Gross Cash Flow shall include the proceeds from any Permitted Loan Sale.

(iii)	“Escrow Release Amount” means:

(A)
if the Aggregate Gross Cash Flow is less than $1,995,800,000, then (I) the Escrow Release Amount to Sellers shall be zero dollars ($0) and (II) the Escrow Release Amount to Buyers shall be the Aggregate Escrow Amount plus all accrued interest thereon (or, if the Escrowed Funds at such time shall be less than such sum, then the amount of Escrowed Funds at such time);

(B)
if the Aggregate Gross Cash Flow is at least $1,995,800,000 but is less than $2,069,100,000, then (I) the Escrow Release Amount to Sellers shall be the product of (x) the Aggregate Escrow Amount plus all accrued interest thereon (or, if the Escrowed Funds at such time shall be less than such sum, then the amount of Escrowed Funds at such time) multiplied by (y) the Proration Percentage, and (II) the Escrow Release Amount to Buyers shall be the difference between (x) Aggregate Escrow Amount plus all accrued interest thereon (or, if the Escrowed Funds at such time shall be less than such sum, then the amount of Escrowed Funds at such time) minus (y) the result in the preceding clause (I); and

(C)
if the Aggregate Gross Cash Flow is at least $2,069,100,000, then (I) the Escrow Release Amount to Sellers shall be the Aggregate Escrow Amount plus all accrued interest thereon (or, if the Escrowed Funds at such time shall be less than such sum, then the amount of Escrowed Funds at such time) and (II) the Escrow Release Amount to Buyers shall be zero dollar ($0).

(iv)
“Permitted Loan Sale” means the sale on an arms’ length basis by any SpringCastle Company or Company Related Entity of Loans (as defined in the 2016 Servicing Agreement) in a transaction or series of related transactions with a third party that is not an Affiliate of any member that holds a 10% or greater beneficial ownership interest in the applicable SpringCastle Company.

(v)
“Proration Percentage” means, for the Applicable Period, the fraction, expressed as a percentage, the numerator of which is the Aggregate Gross Cash Flow in excess of $1,995,800,000, and the denominator of which is $73,300,000.

(g)    Tax Treatment of Escrow Release Amount. For U.S. federal income tax purposes, Buyers and Sellers agree that the Escrow Funds shall be treated as owned by Sellers (such that any income earned on the Escrow Funds between the Closing Date and the Escrow Release Date shall be recognized by Sellers), subject to forfeiture by Sellers based upon a final determination of the Escrow Release Amount.
(h)    Tax Treatment for Indemnification. For U.S. federal income tax purposes, Buyers and Sellers agree to treat any indemnification payments made under this Agreement as an adjustment to the applicable Purchase Price paid from the applicable Buyer to the applicable Seller.
Section 11.    Additional Covenants.
(a)    SFI Sponsor Support. Buyers and the Other Members acknowledge that certain Affiliates of Sellers currently provide certain indemnification and other payments in connection with the Debt Financing and Debt Refinancing entered into by the SpringCastle Companies and their subsidiaries. To the extent that (i) SFI is required, on behalf of a SpringCastle Company or any of its subsidiaries, to repurchase a Loan in connection with a breach of any representation or warranty made in the Loan Purchase Agreement, (ii) SFI advances any amounts to fund revolving draws pursuant to the Servicing Agreement, (iii) SFI is required to make any payment to the Indenture Trustee or otherwise perform any obligation on behalf of any Purchaser Entity under the Performance Support Agreement, or (iv) SFI is required to make any payment to WTNA under the separate letter indemnity agreement between SFI and WTNA (the “WTNA Agreement”) in connection with WTNA acting as loan trustee to each SpringCastle Company (each of such clauses (i) to (iv), a “SFI Sponsor Support”), (A) each of the NRZ Parties shall, and hereby does (and shall cause each SpringCastle Company to), on a joint and several basis, indemnify, defend and hold harmless SFI and, if applicable, its respective members, partners, shareholders, officers, directors, employees and representatives (the “SFI Indemnified Parties”) for 50% of any Losses

imposed upon or incurred by the SFI Indemnified Parties (whether directly or indirectly, but without duplication) that results from or arises out of any SFI Sponsor Support that occurs after the Closing Date and (B) each of the Blackstone Parties shall, and hereby does (and shall cause each SpringCastle Company to), on a several, not joint basis, based on the portion of the Aggregate Purchase Price paid by such Buyer, indemnify, defend and hold harmless the SFI Indemnified Parties for any Losses imposed upon or incurred by the SFI Indemnified Parties (whether directly or indirectly, but without duplication) that results from or arises out of any SFI Sponsor Support that occurs after the Closing Date. “NRZ Parties” means the NRZ Buyers and each Other Member that is an Affiliate of the NRZ Buyers. “Blackstone Parties” means the Blackstone Buyers and each Other Member that is an Affiliate of the Blackstone Buyers.
(b)    Amendments to SFI Sponsor Support. So long as any obligation of SFI to provide SFI Sponsor Support shall remain outstanding, (i) Buyers shall not consent to, and shall cause each SpringCastle Company not to consent to, any amendment to the Indenture, the Note Purchase Agreement, any Loan Purchase Agreement, any Loan Trust Agreement, the Performance Support Agreement, the limited liability company agreement of any Purchaser SPV or the Administration Agreement among the Purchaser Entities and SFI (the “Administration Agreement”) without the prior written consent of SFI, which consent may be withheld in SFI’s sole and absolute discretion, if such amendment could reasonably be expected to (x) have a material adverse effect on SFI or its SFI Sponsor Support obligations (provided that, for the avoidance of doubt, removal of SFI as servicer in accordance with the terms of Servicing Agreement and the other Transaction Documents shall not be deemed to constitute a material adverse effect on SFI or its SFI Sponsor Support obligations) or (y) increase the costs or duties or responsibilities of SFI in any material respect, and (ii) Buyers shall not enter into any refinancing of the Indebtedness of any SpringCastle Company or Company Related Entity without causing each SFI Sponsor Support or the Administrative Agreement to be terminated in connection with such refinancing.
(c)    Adjustments to Escrow Release Amounts. In the event of any change in the servicing standard under the Servicing Agreement or the 2016 Servicing Agreement in effect on the Closing Date as required or consented to by the SpringCastle Companies that causes a material negative impact on the amount of the Aggregate Gross Cash Flow, then Buyers and Sellers will in good faith make an equitable adjustment to the terms of the Escrow Release Amount and the Aggregate Gross Cash Flow in order to take into account such changes; provided, that no such equitable adjustment shall result in any acceleration of the Escrow Release Date. If Sellers and Buyers shall have failed to reach a written agreement with respect to any dispute regarding such adjustment, the matter shall be referred to the Independent Accounting Firm. The Independent Accounting Firm shall act as an expert, not as an arbitrator, and shall be directed by Sellers and Buyers to resolve such dispute (based solely on the presentations by Sellers and Buyers) as promptly as reasonably practicable and to deliver a written report to each Seller and Buyers setting forth its resolution of such dispute. The adjustment as determined by the Independent Accounting Firm, shall be final and binding on Buyers and Sellers. Each of the parties to any dispute shall bear its costs and expenses incurred in connection with such dispute, except that the fees and expenses of the Independent Accounting Firm shall be borne either by Buyers or by Sellers, based on which Party’s adjustment was farthest from that determined by the Independent Accounting Firm.

(d)    Post-Closing Cooperation. Sellers and Buyers shall cooperate with each other, and shall cause their Affiliates and their respective officers, employees and agents to cooperate with each other, for a period of 90 days after the Closing Date to ensure the orderly transition of each SpringCastle Company from Sellers to Buyers and to minimize any disruption to the SpringCastle Companies and the other respective businesses of Sellers and Buyers that might result from the transactions contemplated by this Agreement. Upon request and at the direction of the NRZ Buyers, on behalf of each SpringCastle Company, for a period of 90 days after the Closing Date, each Seller shall provide to the SpringCastle Companies administrative services in type, nature and scope consistent with the administrative services provided by such Seller (in its capacity as managing member of any SpringCastle Company) to the SpringCastle Companies prior to the date hereof; provided, that NRZ Buyers, in their respective capacities as the applicable managing members of each SpringCastle Company at and following the Closing, shall make all decisions and exercise management control of each SpringCastle Company, and no assistance provided by Sellers or its Affiliates pursuant to this Section 11(d) shall constitute any control by such Seller or its Affiliates. After the Closing Date, upon reasonable written notice, each Seller and Buyer shall furnish or cause to be furnished to each other and their Affiliates and their respective officers, employees and agents access, during normal business hours, to such information and assistance relating to the SpringCastle Companies (to the extent within the control of such Party) as is reasonably necessary for financial reporting and accounting purposes. Buyers shall reimburse Sellers for reasonable and documented out-of-pocket costs and expenses incurred in connection with Sellers’ provision of administrative services to the SpringCastle Companies pursuant to this Section 11(d) to the same extent that the SpringCastle Companies were obligated, pursuant to their applicable LLC Agreement, to reimburse Sellers (in their respective capacities as managing members of the applicable SpringCastle Companies prior to the date hereof) for expenses incurred in connection with the provision of such administrative services prior to the date hereof. Sellers shall reimburse Buyers for reasonable and documented out-of-pocket costs and expenses incurred in assisting Sellers pursuant to this Section 11(d). No Party shall be required by this Section 11(d) to take any action that would unreasonably interfere with the conduct of the business of such Party or its Affiliates or unreasonably disrupt the normal operations of such Party or its Affiliates. For the avoidance of doubt, any information relating to any SpringCastle Company received by any Seller pursuant to this Section 11(d) shall be subject to Section 3.9 (Confidentiality) of each LLC Agreement as if such Seller remained a party to such LLC Agreement.
(e)    SSAE-16. SFI, as the Servicer, will provide to the NRZ Buyers a SSAE – 16 SOC 1 Type II attestation performed by an independent audit firm covering the controls surrounding all systems sourced and associated data provided to the NRZ Buyers for financial reporting as determined by SFI and NRZ Buyers by the commencement of the attestation by the independent audit firm with coverage of a minimum of nine months and a bridge letter from SFI for each year starting the year ended December 31, 2016 for so long as SFI shall be the Servicer. Such attestation shall be provided within a reasonable time after such attestation is completed each year, with reasonable time to be no later than thirty days after year end.
(f)    Non-Solicitation Obligations. So long as SFI or any of its subsidiaries is the Servicer or otherwise performing services pursuant to the Servicing Agreement and for a period of two (2) years thereafter, no Buyer or any of its Affiliates that receives or otherwise obtains any

Confidential Information, or any director, officer, manager or employee of any of the foregoing in their capacity as such (collectively, the “Restricted Parties”) shall (i) directly or indirectly solicit the employment or engagement of services of any person or (ii) employ, hire, contract with or otherwise engage any person, who in case of clauses (i) and (ii), is or was employed as an employee, consultant or contractor of SFI, Subservicer (as such term is defined in the Side Letter) or any of their respective subsidiaries during the term of the Servicing Agreement (the “Non-Solicitation Obligations”); provided, however, that this Section 11(f) shall not be deemed to (A) prohibit a general solicitation of employment not directed solely at an employee, consultant or contractor of SFI (including through the means of non-directed solicitations from a recruiting service), (B) prohibit a Restricted Party from hiring as an employee, contracting with or retaining as a consultant a person who has not been employed by or contracted with SFI or any Subservicer or any of their respective subsidiaries at any time during the 12 months prior to the date such Member or Affiliate hires, contracts with or retains as a consultant such person or (C) prohibit the Restricted Parties from hiring any person who responds to a general solicitation permitted hereunder or who contacts a Restricted Party on his or her own initiative without any encouragement from a Restricted Party. The obligations of the Restricted Parties under this Section 11(f) shall be binding upon any assignee of any Buyer. Each Buyer shall comply with, and shall cause its Affiliates and Restricted Parties to comply with, the Non-Solicitation Obligations.
(g)    Managing Member Expenses. The Parties agree that each Seller, as Managing Member of the applicable SpringCastle Companies, shall be entitled to be reimbursed for 53% of any fees and expenses incurred in the ordinary course of business consistent with past practice for the month ended on the Closing Date, including for any third party fees or expenses payable by the Managing Member or its Affiliates to its independent contractors providing services to the applicable SpringCastle Company, in each case to the same extent that the Managing Members of the SpringCastle Companies were entitled to reimbursement for such fees and expenses pursuant to the LLC Agreements immediately prior to the consummation of the transactions contemplated hereby. Such reimbursed expenses shall be allocated among the Other Members based on its respective percentage ownership interest in the applicable SpringCastle Company during the applicable period. Within 30 days following the date hereof, each Seller shall prepare and deliver to the NRZ Buyers on behalf of the SpringCastle Companies an invoice documenting in reasonable detail the fees and expenses for which such Seller as Managing Member requests reimbursement. Buyers shall cause the applicable SpringCastle Company to reimburse 53% of the fees and expenses incurred by the applicable Seller and reimbursable in accordance with this Section 11(g) within 30 days following delivery of the invoice by such Seller.
(h)    SFI as Administrator. SFI, as administrator under the Administration Agreement, shall be subject to oversight and direction by the SpringCastle Companies and will follow the instructions of SpringCastle Companies except to the extent contrary to law or its obligations under the Administration Agreement. Buyers and the Other Members shall cause the SpringCastle Companies to indemnify and hold harmless SFI as administrator from and against any and all Losses suffered or incurred by SFI by reason of complying with any such direction; provided that the SpringCastle Companies shall not be obligated to indemnify SFI for any Losses that arise from the gross negligence or willful misconduct of SFI or its affiliates, directors, officers, employees, partners, members, managers or agents.

Section 12.    Appointment of Designated Subservicer.
(a)    Appointment of Designated Servicer. Within three (3) business days following knowledge of the occurrence of a Trigger Event, SFI shall give written notice thereof to the SpringCastle Companies. Upon the occurrence of a Trigger Event (as defined below in Section 12(e), the SpringCastle Companies shall have the option, exercisable within 120 days following receipt of written notice of the occurrence of such Trigger Event, to direct SFI to use reasonable best efforts to assign all (and not less than all) of its obligations and duties as Servicer under the Servicing Agreement in accordance with Section 4.05(b) of the Servicing Agreement, as expeditiously as possible, to a new servicer as selected by the SpringCastle Companies that the SpringCastle Companies reasonably believe meets the requirements for a successor servicer under the Servicing Agreement (the “Designated Servicer”). The SpringCastle Companies and its counsel shall be given the opportunity to review and comment on applicable material documents and be given a reasonable opportunity to participate in all material communications in connection with the assignment to the Designated Servicer. In connection with the appointment of the Designated Servicer, (i) the SpringCastle Companies shall be responsible for and reimburse all fees and expenses (including consent fees) incurred by SFI, the Noteholders, the Rating Agencies, the Loan Trustees, the Paying Agent, the Indenture Trustee and the Co-Issuers (such capitalized terms not defined herein shall have the meanings specified in the Servicing Agreement), including any fees and expenses of counsel for the foregoing parties, except that SFI shall be responsible for its internal costs and fees and expenses of counsel to SFI.
(b)    Replacement Subservicer. At or following the exercise of the SpringCastle Companies’ right to appoint the Designated Servicer, the SpringCastle Companies may require SFI, acting in good faith and with all deliberate speed and with the consent of the SpringCastle Companies, to appoint an servicer as the initial subservicer (the “Replacement Subservicer”) to provide all (and not less than all) servicing functions under the Servicing Agreement, giving preference and priority of consideration to subservicer candidates as proposed by the SpringCastle Companies. SFI may, acting in good faith and upon reasonable prior notice to and consultation with the SpringCastle Companies, terminate the Replacement Subservicer for reasonable cause (and no less than five business days prior to such termination, SFI will provide the SpringCastle Companies with information regarding the particular action(s) or inaction(s) giving rise to reasonable cause termination). Upon a termination of any Replacement Subservicer, SFI may appoint a substitute Replacement Subservicer, giving preference and priority of consideration to subservicer candidates as proposed by the SpringCastle Companies, subject to the SpringCastle Companies’ consent, not to be unreasonably withheld.
(c)    Cooperation on Transfer of Servicing. From the date of notice of any exercise of the right to appoint a Designated Servicer, SFI will work cooperatively with the SpringCastle Companies and the Designated Servicer and the Replacement Subservicer, as applicable, on the transition of services provided under the Servicing Agreement in order to enable the proper and uninterrupted continuation of service of the loan portfolio by the Designated Servicer and the Replacement Subservicer, as applicable. Without limitation, SFI will promptly assemble and make available to the Designated Servicer and the Replacement Subservicer such information and access to such SFI personnel as is customary for the transfer of the servicing of a loan portfolio to a successor servicer, so long as disclosure of such information is not prohibited by law and such access to personnel shall not unreasonably interfere with SFI’s ordinary course of business. The subservicing agreement with the Replacement Subservicer shall include a requirement of cooperation on the transition of services from the Replacement Subservicer that is substantially similar to the immediately preceding two sentences.
(d)    Compensation of Replacement Subservicer. SFI will be responsible for any subservicing fees payable to the Replacement Subservicer up to but not exceeding the Servicing Fee (as defined in the Servicing Agreement), or any portion thereof, actually received by SFI. To the extent that the subservicing fee of the Replacement Subservicer is less than the Servicing Fee, the SpringCastle Companies shall be entitled to such difference. The SpringCastle Companies (i) will be responsible for any subservicing fees payable to the Replacement Subservicer in excess of the Servicing Fee, and SFI will not be required to pay any such excess amount to the Replacement Subservicer, and (ii) will be responsible for any expense or advance reimbursement payable to the Replacement Subservicer, and SFI will not be responsible for any such reimbursement payable to the Replacement Subservicer. For each month after the appointment of the Replacement Subservicer, SFI shall be entitled to receive from the SpringCastle Companies a monthly fee (payable at the same time as the Servicing Fee) equal to (x) the product of 25 basis points per annum and the aggregate Loan Principal Balance of all Loans as of the first date of the related Collection Period or (y) if reasonable market compensation for subservicing services (and the fee payable to Replacement Subservicer) is greater than the Servicing Fee, the product of 12.5 basis points per annum and the aggregate Loan Principal Balance of all Loans as of the first date of the related Collection Period (such capitalized terms not defined herein shall have the meanings specified in the Indenture).
(e)    Definitions.

(i)
“Actual Trigger Result” means the fraction (expressed as a percentage), the numerator of which is the aggregate sum of the absolute value of the Charged Off Loans (as defined in the Indenture) as reflected on all remittance reports for the SpringCastle Funding Asset-Backed Notes 2014-A securitization from and after the April 25, 2016, Payment Date and the denominator of which is $1,986,162,408.77. For reference, the amount of Charged Off Loans as reflected in the remittance report delivered March 25, 2016 is $(9,963,026.41).

(ii)
“Trigger Event” means, as of any Payment Date (as defined in the Indenture), beginning on the first Payment Date after the Closing Date, that the Actual Trigger Result as of such Payment Date shall have exceeded the Threshold Level applicable to such Payment Date as set forth in Schedule 12(e) hereto.

Section 13.    Further Assurances. Each Party hereby agrees to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other documents or instruments that may be reasonably requested by the other Party in order to effect or confirm the assignment, acceptance and assumption provided for above.

Section 14.    Expenses. Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 15.    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be effective (a) when personally delivered on a business day during normal business hours, (b) on the business day following the date of dispatch when sent by Federal Express, DHL or other similar reputable private courier or (c) when sent by telecopier (with a copy also sent by first class mail, postage prepaid) or by electronic mail (with an acknowledgement of receipt thereof; provided that no Party shall withhold acknowledgment thereof once received) to the Party for which it is intended at the following address or telecopier number:

If to Sellers or SFI:	c/o OneMain Holdings, Inc. 601 N.W. Second Street Evansville, Indiana 47708 Facsimile: (812) 468-5396 Attention: Corporate Secretary
With a copy (which shall not constitute notice)
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 839-5599
Attention: Christopher Restad

If to NRZ Buyers:
c/o New Residential Investment Corp.
1345 Avenue of the Americas
45th Floor
New York, New York 10105
Attn: General Counsel
Facsimile: 212-798-6060
Email: jgrebinar@fortress.com
Email: amiller@fortress.com

If to NRZ Other Members:	NRZ SC America Trust 2015-1 U.S. Bank Trust National Association, as Owner Trustee 60 Livingston Avenue EP-MN-WS3D St. Paul, Minnesota 55107 Attn: Global Structure Finance
NRZ SC Credit Trust 2015-1
U.S. Bank Trust National Association,
as Owner Trustee

60 Livingston Avenue
EP-MN-WS3D
St. Paul, Minnesota 55107
Attn: Global Structure Finance
NRZ SC Finance Trust 2015-1
U.S. Bank Trust National Association,
as Owner Trustee
60 Livingston Avenue
EP-MN-WS3D
St. Paul, Minnesota 55107
Attn: Global Structure Finance

If to Blackstone Parties:	BTO Willow Holdings II, L.P. c/o The Blackstone Group 345 Park Avenue New York, NY 10154 Attention: Jasvinder Khaira E-mail: Khaira@blackstone.com
Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Attention: Jasvinder Khaira
E-mail: Khaira@blackstone.com

BTO Willow Holdings, L.P.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Attention: Jasvinder Khaira
E-mail: Khaira@blackstone.com
With copies to:
Christopher James
Managing Director
The Blackstone Group
345 Park Avenue
New York, NY 10154
E-mail: jamesc@blackstone.com
Kevin Kelly
Senior Vice President

The Blackstone Group
345 Park Avenue
New York, NY 10154
E-mail: Kevin.Kelly@Blackstone.com
And
David S. Katz
Willkie Farr & Gallagher LLP
1875 K Street, NW
Washington, DC 20006
E-mail: dkatz@willkie.com
or at such other address, facsimile number, or electronic mail address as any Party may designate by 10 days advance written notice to the other parties hereto.
Section 16.    Miscellaneous.
(a)    GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO INTERNAL CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. THE PARTIES HERETO EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OR RIGHT TO DEMAND TRIAL BY JURY IN ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT, OR ANY PROVISION HEREOF, OR FOR DAMAGES DUE AS A RESULT OF AN ALLEGED BREACH OF THIS AGREEMENT. Each Party irrevocably submits to the exclusive jurisdiction of the (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York (and the appropriate appellate courts), for the purposes of any Proceeding arising out of this Agreement. Notwithstanding the foregoing, any Party hereto may commence a Proceeding with any Governmental Entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for Proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in this Section 16(a). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement in (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used in interpreting, construing or affecting the meaning or construction of this Agreement.

(c)    Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart signature page by facsimile or.pdf is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.
(d)    Amendments. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
(e)    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
(f)    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is authorized in writing by an authorized representative of such Party. The failure of a Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
(g)    Successors and Assigns. The respective rights and obligations set forth in this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties, and any such assignment or attempted assignment without such consent shall be void; provided, that either Buyers or Sellers may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of such Party, or in the case of any Buyer, any Person that subsequently acquires the Transferred Interests from such Buyer, without the consent of the other Party; provided, further, that no such assignment shall relieve such Party of any of its obligations hereunder unless the assignee has a creditworthiness substantially similar to, or greater than, the creditworthiness of the assigning Party; provided, further, that no Buyer shall be permitted to assign its obligation to fund the Escrow Amount.
(h)    Public Announcements. The Parties shall consult with each other before issuing any press release or any other public announcement concerning the transactions contemplated by this Agreement. Neither Buyers nor Sellers shall, without the prior approval of the other Party (which shall not be unreasonably withheld), use the name of the Party in any press release or any other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such disclosing Party shall be so obligated by law, in which case the other Party hereto shall be advised, and the disclosing Party shall use its commercially reasonable efforts to give the other Party advance opportunity to review and comment on such release or announcement.
(i)    Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Documents (including the exhibits hereto and thereto) and documents reference in Section 4 supersede all prior agreements among the Parties with respect to the subject matter hereof and contain the entire agreement among the Parties with respect to such subject matter. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other Person (other than the Buyer Indemnified Parties, the Seller Indemnified Parties and the SFI Indemnified Parties, who shall be third party beneficiaries solely for the purposes of Sections 8, 9, 10 and 11(a)-(b)), shall be entitled or be deemed to be entitled to any benefits or rights hereunder or be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.
Section 17.    Guaranty. SFI hereby guarantees to each Buyer and each Buyer Indemnified Party the due, punctual and full payment of each and every payment obligation of Sellers hereunder in each case from and after the Closing Date, including the indemnification obligations of Sellers pursuant to this Agreement. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall operate as a waiver of, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise of, any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 18.    No Recourse. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered on behalf of NRZ SC America Trust, NRZ SC Credit Trust and NRZ SC Finance Trust (each, a “Trust”) by U.S. Bank Trust National Association, not individually or personally but solely as Owner Trustee of such Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of each Trust is made and intended not as personal representations, undertakings and agreements by U.S. Bank Trust National Association but is made and intended for the purpose of binding only such Trust, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank Trust National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) notwithstanding anything herein to the contrary, U.S. Bank Trust National Association has conducted no investigation into the accuracy or completeness of any representations or warranties made by each Trust hereunder or in the Agreement and (e) under no circumstances shall U.S. Bank Trust National Association be personally liable for the payment of any indebtedness or expenses of any Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by any Trust under this Agreement or any other related documents.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.
SPRINGCASTLE HOLDINGS, LLC
By:    /s/ Macrina Kgil
Name: Macrina Kgil
Title: Chief Financial Officer
SPRINGLEAF ACQUISITION CORPORATION
By:    /s/ Macrina Kgil
Name: Macrina Kgil
Title: Chief Financial Officer,
    President
SPRINGLEAF FINANCE, INC.
By:    /s/ Macrina Kgil
Name: Macrina Kgil
Title: Chief Financial Officer,
Executive Vice President

S-1
Purchase Agreement

BLACKSTONE BUYERS:
BTO WILLOW HOLDINGS II, L.P.
BTO Holdings Manager – NQ L.L.C., the General Partner
By:    /s/ Christopher J. James
Name:     Christopher J. James
Title:     Authorized Person

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP - NQ - ESC L.P.
BTO – NQ Side-by-Side GP L.L.C., the General Partner
By:    /s/ Christopher J. James
Name:     Christopher J. James
Title:     Authorized Person
BLACKSTONE OTHER MEMBERS
BTO WILLOW HOLDINGS, L.P., a Delaware limited partnership

By: BTO Holdco Manager, L.L.C., a Delaware limited liability company, as its General Partner

By:    /s/ Christopher J. James
Name:     Christopher J. James
Title:     Authorized Person

NRZ CONSUMER LLC

By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Chief Financial Officer
NRZ SC AMERICA LLC
By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Chief Financial Officer
NRZ SC CREDIT LIMITED
By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Director
NRZ SC FINANCE I LLC
By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Chief Financial Officer
NRZ SC FINANCE II LLC
By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Chief Financial Officer
NRZ SC FINANCE III LLC
By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Chief Financial Officer
NRZ SC FINANCE IV LLC
By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Chief Financial Officer
NRZ SC FINANCE V LLC
By:    /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title:     Chief Financial Officer
NRZ OTHER MEMBERS:

NRZ SC AMERICA TRUST 2015-1

By: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee
By:    /s/ Michelle Moeller
Name:    Michelle Moeller
Title:    Vice President
NRZ SC CREDIT TRUST 2015-1

By: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee
By:    /s/ Michelle Moeller
Name:    Michelle Moeller
Title:    Vice President
NRZ SC FINANCE TRUST 2015-1

By: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee
By:    /s/ Michelle Moeller
Name:    Michelle Moeller
Title:    Vice President

SCHEDULE A
SELLER WIRE TRANSFER INSTRUCTIONS
Bank: Fifth Third Bank
ABA Routing Number” 042000314
City State: Cincinnati, OH
Account Name: SpringLeaf Acquisition Corporation
Account Number: 7692537645

2

SCHEDULE B – Membership Percentage
SpringCastle America, LLC

Member	Membership Percentage (Pre-Closing)	Membership Percentage (Post-Closing)
NRZ SC America LLC/ NRZ SC America Trust 2015-1	30.0000000%	30.0000000%
SpringCastle Holdings, LLC	47.0000000%
BTO Willow Holdings, L.P	23.0000000%	23.0000000%
NRZ SC America LLC		23.5000000%
BTO Willow Holdings II, L.P.		23.4312625%
Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.		0.0687375%

SpringCastle Credit, LLC

Member	Membership Percentage (Pre-Closing)	Membership Percentage (Post-Closing)
NRZ SC Credit Limited/ NRZ SC Credit Trust 2015-1	30.0000000%	30.0000000%
SpringCastle Holdings, LLC	47.0000000%
BTO Willow Holdings, L.P	23.0000000%	23.0000000%
NRZ SC Credit Limited		23.5000000%
BTO Willow Holdings II, L.P.		23.4312625%
Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.		0.0687375%

Schedule B-1

SpringCastle Finance, LLC

Member	Membership Percentage (Pre-Closing)	Membership Percentage (Post-Closing)
NRZ SC Finance I LLC*	6.0000000%	6.0000000%
NRZ SC Finance II LLC*	6.0000000%	6.0000000%
NRZ SC Finance III LLC*	6.0000000%	6.0000000%
NRZ SC Finance IV LLC*	6.0000000%	6.0000000%
NRZ SC Finance V LLC*	6.0000000%	6.0000000%
SpringCastle Holdings, LLC	47.0000000%
BTO Willow Holdings, L.P	23.0000000%	23.0000000%
NRZ SC Finance I LLC		4.7000000%
NRZ SC Finance II LLC		4.7000000%
NRZ SC Finance III LLC		4.7000000%
NRZ SC Finance IV LLC		4.7000000%
NRZ SC Finance V LLC		4.7000000%
BTO Willow Holdings II, L.P.		23.4312625%
Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.		0.0687375%

SpringCastle Acquisition LLC

Member	Membership Percentage (Pre-Closing)	Membership Percentage (Post-Closing)
NRZ Consumer LLC	30.0000000%	30.0000000%
Springleaf Acquisition Corporation	47.0000000%
BTO Willow Holdings, L.P	23.0000000%	23.0000000%
NRZ Consumer LLC		23.5000000%
BTO Willow Holdings II, L.P.		23.4312625%
Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.		0.0687375%

2

SCHEDULE C
List of SpringCastle Company Agreements

1.
Omnibus Assignment and Assumption Agreement, dated April 1, 2013 by and among SpringCastle Acquisition LLC (“Acquisition”), SpringCastle America, LLC (“America”), SpringCastle Credit, LLC (“Credit”), SpringCastle Finance, LLC (“Finance”) and Wilmington Trust, National Association, as trustee to each of America, Credit and Finance (“Seller Loan Trustee”)

2.
Omnibus Consent and Assignment of Rights under Insurance Policies, dated March 29, 2013, by and among the Sellers listed on Schedule 1.01(a) to the Purchase Agreement (“Sellers”), Household Life Insurance Company (“HLIC”), HSBC Insurance Company of Delaware (“HIDE”), First Central National Life Insurance Company of New York (“FCNL”), Household Life Insurance Company of Delaware, America, Credit, Finance and Seller Loan Trustee

3.
Omnibus Consent and Assignment of Rights under Insurance Policies, dated April 1, 2013, by and among the Sellers, Renaissance Life & Health Insurance Company of America, America, Credit, Finance and Seller Loan Trustee

4.
Assignment of Insurance Benefits among HSBC (on behalf of itself and Sellers), America, Credit, Finance, Seller Loan Trustee, American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Union Security Life Insurance Company of New York

5.
Omnibus Consent and Assignment of Rights under Insurance Policies, dated April 1, 2013, by and among the Sellers, Southern County Mutual Insurance Company, America, Credit, Finance and Seller Loan Trustee

6.	Bill of Sale and Assignment and Assumption Agreement, dated April 1, 2013 by and among Sellers, Acquisition, America, Credit, Finance and Seller Loan Trustee, pursuant to the Purchase Agreement

7.
Limited Power of Attorney to Bank and Interim Servicers, dated April 1, 2013, by and among America, Credit, Finance, SpringCastle America Funding, LLC (“America Funding”), SpringCastle Credit Funding, LLC (“Credit Funding”), SpringCastle Finance Funding, LLC (“Finance Funding”), Seller Loan Trustee, Wilmington Trust, National Association, as Loan Trustee to each of America Funding, Credit Funding and Finance Funding (the “Loan Trustee”), and Finance, as Owner Representative

8.
Interim Servicing Agreement, dated April 1, 2013, by and among the Interim Servicers listed on Schedule 1.01(a) thereto (the “Interim Servicers”), HSBC as Interim Servicer Representative, HSBC Bank USA, National Association, America, Credit, Finance, Seller Loan Trustee and Finance, as Owner Representative

Schedule C-1

9.
Letter agreement, dated as of September 1, 2013, regarding post-servicing transfer matters and final determination of the purchase price adjustment, among America, Credit, Finance, Sellers, Interim Servicers, HSBC Bank USA, National Association and HSBC

10.	Insurance Services Agreement, dated as of September 1, 2013, by and among Sellers, America, Credit, Finance, Seller Loan Trustee, and HSBC, solely in its capacity as Seller Representative

11.
Escrow Agreement dated as of April 1, 2013 among Acquisition, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Initial Purchaser”), Credit Suisse Securities (USA) LLC (“CS Initial Purchaser”, together with Merrill Initial Purchaser, the “Initial Purchasers”), America Funding, Credit Funding, Finance Funding, Loan Trustee, America, Credit, Finance, Seller Loan Trustee, Springleaf Finance, Inc. (“SLFI”), Blackstone Tactical Opportunities Fund L.P. (“Blackstone”), New Residential Investment Corp. (“New Residential”), Springleaf Finance Corporation (“Springleaf”) and U.S. Bank National Association (“U.S. Bank”), as escrow agent.

12.	Loan Purchase Agreement dated April 1, 2013 among America, America Funding, the Seller Loan Trustee and the Loan Trustee, as amended by Amendment No. 1 dated as of October 3, 2014

13.	Loan Purchase Agreement dated April 1, 2013 among Credit, Credit Funding, the Seller Loan Trustee and the Loan Trustee, as amended by Amendment No. 1 dated as of October 3, 2014

14.	Loan Purchase Agreement dated April 1, 2013 among Finance, Finance Funding, the Seller Loan Trustee and the Loan Trustee, as amended by Amendment No. 1 dated as of October 3, 2014

15.	Co-Borrower Agreement dated as of April 1, 2013 among America Funding, Credit Funding, Finance Funding, America, Credit, Finance, and SLFI, as allocation agent

16.	Loan Trust Agreement dated as of April 1, 2013 between America and Seller Loan Trustee, as amended by Amendment No. 1 dated as of October 3, 2014

17.	Loan Trust Agreement dated as of April 1, 2013 between Credit and Seller Loan Trustee, as amended by Amendment No. 1 dated as of October 3, 2014

18.	Loan Trust Agreement dated as of April 1, 2013 between Finance and Seller Loan Trustee, as amended by Amendment No. 1 dated as of October 3, 2014

19.
Limited Liability Company Agreement among America Funding, as the Company, America, as the Member, and Thomas M. Strauss, as the Springing Member and Independent Manager, as amended by Amendment No. 1 thereto dated as of October 3, 2014

20.
Limited Liability Company Agreement among Credit Funding, as the Company, Credit, as the Member, and Thomas M. Strauss, as the Springing Member and Independent Manager, as amended by Amendment No. 1 thereto dated as of October 3, 2014

21.
Limited Liability Company Agreement among Finance Funding, as the Company, Finance, as the Member, and Thomas M. Strauss, as the Springing Member and Independent Manager, as amended by Amendment No. 1 thereto dated as of October 3, 2014

22.
Clawback Letter Agreement, dated April 1, 2013, by and among Blackstone Family Tactical Opportunities Investment Partnership SMD L.P., Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., Blackstone Tactical Opportunities Fund – C – NQ L.P., Blackstone Tactical Opportunities Fund – A (PE) – NQ L.P., Blackstone Tactical Opportunities Fund – NQ L.P., Blackstone Tactical Opportunities Fund – G – NQ L.P., Blackstone Tactical Opportunities Fund – AD – NQ L.P., Blackstone Tactical Opportunities Fund – T – NQ L.P. and Blackstone Tactical Opportunities Fund (WLL Co-Invest) L.P., addressed to Acquisition, America, Credit and Finance

23.	Letter agreements regarding PTP matters, dated April 1, 2013, by Blackstone addressed to SpringCastle Holdings, LLC, as Managing Member, for each of (i) America, (ii) Credit and (iii) Finance

24.
Amended and Restated Indemnification and Contribution Agreement dated April 15, 2013, among the America Funding, Credit Funding, Finance Funding, SLFI, the Initial Purchasers and the JV parties party thereto.

25.	Master Services Agreement dated as of May 16, 2013 between SpringCastle Acquisition LLC and McGladrey LLP, including Statement of Work No. 1 thereto dated as of May 3, 2016

26.	Engagement Letter dated August 7, 2015 from McGladrey LLP to SpringCastle Acquisition, SpringCastle America, SpringCastle Credit and SpringCastle Finance

27.	Engagement Letter dated February 4, 2016 from PricewaterhouseCoopers LLP to SpringCastle Acquisition, SpringCastle America, SpringCastle Credit and SpringCastle Finance

28.	Consent Agreement, dated as of January 8, 2014, by and among, the NRZ Members, the Springleaf Member, the Blackstone Member, Springleaf Finance, Inc. (“SFI”) and Credit Suisse Securities (USA) LLC

29.
Note Purchase Agreement dated as of September 18, 2014 among America Funding, Credit Funding, Finance Funding, America, Credit, Finance, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Natixis Securities Americas LLC

30.
Indemnification and Contribution Agreement dated as of September 18, 2014 among America Funding, Credit Funding, Finance Funding, SFI, New Residential Investment Corp., the Blackstone Member, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Natixis Securities Americas LLC

31.
Indenture, dated as of October 3, 2014, among America Funding, Credit Funding, Finance Funding, Wilmington Trust, National Association, as Loan Trustee, U.S. Bank National Association, as Indenture Trustee, Wells Fargo Bank, National Association, as Paying Agent and Note Registrar, and SFI

32.
Servicing Agreement, dated as of October 3, 2014, among America Funding, Credit Funding, Finance Funding, Wilmington Trust, National Association, as loan trustee for each of the Company SPV and the Purchaser SPVs and SFI

33.	Co-Borrower Agreement dated as of October 3, 2014 among America Funding, Credit Funding, Finance Funding, America, Credit, Finance, and SLFI, as allocation agent

34.
Letter Agreement dated as of October 3, 2014 among the Springleaf Member, America Funding, Credit Funding, Finance Funding, America, Credit, Finance, the NRZ Members, NRZ Consumer LLC and SFI, as Allocation Agent, regarding the allocation of funds from the sale of the SpringCastle Funding Asset-Backed Notes 2014-A

35.	Consent Agreement dated as of April 2, 2015 among the NRZ Members, the Springleaf Member, the Blackstone Members, SFI and MLPFS, and the related joinder agreements referenced therein.
Financial Statements

1.	Financial Statements and Supplementary Information for the Period Ended December 31, 2015 for the SpringCastle Companies

2.	Financial Statements and Supplementary Information for the Period Ended February 29, 2016 for the SpringCastle Companies

EXHIBIT A
Membership Interest Power

EXHIBIT B
Escrow Agreement

EXHIBIT C
Servicing Agreement

Schedule 6(d)
Litigation

1.	City of Chicago v. SpringCastle, et al., (Delores Jackson, 9811 S. Aberdeen St.)

2.	Rusher, Steven & Tracy vs. Springcastle

3.	Lucas, Woodrow (Woody) and Kathleen vs. Beneficial West Virginia, Inc. & Springleaf Home Equity

4.	Brent A. Fowler vs. Household Life Insurance Company; Pavonia Holdings, Inc.; Pavonia Life Insurance Company of Michigan; and Springleaf Consumer Loan, Inc.

5.	John D. Burcianti vs. Springleaf Financial Services, Inc.

6.	April Henn vs. Springleaf Financial Services Inc.

7.	Janer A. Mercado vs. Springleaf Financial Services, Inc.

Schedule 12(e)

Threshold Level
Payment Date

3/31/2016
4/25/2016	0.87%
5/25/2016	1.73%
6/25/2016	2.56%
7/25/2016	3.38%
8/25/2016	4.18%
9/25/2016	4.96%
10/25/2016	5.73%
11/25/2016	6.47%
12/25/2016	7.21%
1/25/2017	7.92%
2/25/2017	8.62%
3/25/2017	9.31%
4/25/2017	9.98%
5/25/2017	10.64%
6/25/2017	11.28%
7/25/2017	11.91%
8/25/2017	12.52%
9/25/2017	13.12%
10/25/2017	13.71%
11/25/2017	14.29%
12/25/2017	14.85%
1/25/2018	15.40%
2/25/2018	15.94%
3/25/2018	16.46%
4/25/2018	16.98%
5/25/2018	17.48%
6/25/2018	17.98%
7/25/2018	18.46%
8/25/2018	18.93%
9/25/2018	19.39%
10/25/2018	19.85%
11/25/2018	20.29%
12/25/2018	20.72%
1/25/2019	21.14%
2/25/2019	21.56%

Threshold Level
3/25/2019	21.96%
4/25/2019	22.36%
5/25/2019	22.75%
6/25/2019	23.12%
7/25/2019	23.50%
8/25/2019	23.86%
9/25/2019	24.21%
10/25/2019	24.56%
11/25/2019	24.90%
12/25/2019	25.23%
1/25/2020	25.56%
2/25/2020	25.87%
3/25/2020	26.19%
4/25/2020	26.49%
5/25/2020	26.79%
6/25/2020	27.08%
7/25/2020	27.36%
8/25/2020	27.64%
9/25/2020	27.92%
10/25/2020	28.18%
11/25/2020	28.44%
12/25/2020	28.70%
1/25/2021	28.95%
2/25/2021	29.19%
3/25/2021	29.43%
4/25/2021	29.67%
5/25/2021	29.89%
6/25/2021	30.12%
7/25/2021	30.34%
8/25/2021	30.55%
9/25/2021	30.76%
10/25/2021	30.97%
11/25/2021	31.17%
12/25/2021	31.36%
1/25/2022	31.56%
2/25/2022	31.74%
3/25/2022	31.93%
4/25/2022	32.11%
5/25/2022	32.28%
6/25/2022	32.45%
7/25/2022	32.62%
8/25/2022	32.79%

Threshold Level
9/25/2022	32.95%
10/25/2022	33.11%
11/25/2022	33.26%
12/25/2022	33.41%
1/25/2023	33.56%
2/25/2023	33.70%
3/25/2023	33.84%
4/25/2023	33.98%
5/25/2023	34.12%
6/25/2023	34.25%
7/25/2023	34.38%
8/25/2023	34.50%
9/25/2023	34.63%
10/25/2023	34.75%
11/25/2023	34.87%
12/25/2023	34.98%
1/25/2024	35.10%
2/25/2024	35.21%
3/25/2024	35.32%
4/25/2024	35.42%
5/25/2024	35.53%
6/25/2024	35.63%
7/25/2024	35.73%
8/25/2024	35.82%
9/25/2024	35.92%
10/25/2024	36.01%
11/25/2024	36.10%
12/25/2024	36.19%
1/25/2025	36.28%
2/25/2025	36.36%
3/25/2025	36.45%
4/25/2025	36.53%
5/25/2025	36.61%
6/25/2025	36.69%
7/25/2025	36.76%
8/25/2025	36.84%
9/25/2025	36.91%
10/25/2025	36.98%
11/25/2025	37.05%
12/25/2025	37.12%
1/25/2026	37.19%
2/25/2026	37.25%

Threshold Level
3/25/2026	37.32%